Mail Stop 6010


      March 9, 2006


Mr. F. Gordon Bitter
Chief Financial Officer
Plexus Corporation
55 Jewelers Park Drive
Neenah, Wisconsin 54957

      Re:	Plexus Corporation
      Form 10-K for the Year Ended October 1, 2005
Form 10-Q for the Quarter Ended December 31, 2005
      File No.  000-14824

Dear Mr. Bitter:

	We have completed our review of your Form 10-K and related materials and do not, at this time, have any further comments.


	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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